Exhibit 10.1
AMENDMENT TO THE
GROUPON, INC.
2011 INCENTIVE PLAN

This Amendment (this “Amendment”) to the Groupon, Inc. 2011 Incentive Plan (as amended and restated June 15, 2022 and as may be further amended from time to time, the “Plan”) is made as of March 30, 2023. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.
WHEREAS, Section 10 of the Plan permits the Board to amend the Plan, subject, in the case of amendments requiring stockholder approval under the rules of any securities exchange on which the Shares may then be listed, to the approval by the Company’s stockholders of such amendment;
WHEREAS, the Board, at the unanimous recommendation of the Committee, desires to amend the Plan to accommodate the vesting and exercise of the Senkypl Option (as defined below) prior to the first anniversary of the grant of such Option and subject to the terms and conditions as such Option;
WHEREAS, this Amendment shall be submitted to the Company’s stockholders for approval, and shall become effective as of the date on which the Company’s stockholders approve such Amendment (the “Effective Date”);
WHEREAS, if the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect;
NOW, THEREFORE, pursuant to Section 10 of the Plan, the Plan is hereby amended as follows, effective as of the Effective Date:
1.Section 2 of the Plan is hereby amended by redesignating the Defined Terms in clauses (aa), (ab), (ac) and (ad) of such Section as Defined Terms in clauses (ab), (ac), (ad) and (ae), respectively, and by adding the following Defined Term:
(aa)    “Senkypl Option” means that certain Option granted to Mr. Dusan Senkypl on March 30, 2023 relating to issuance of up to 3,500,000 Shares at an exercise price of $6.00 per share.
2.Section 6.6(c) of the Plan is hereby amended and restated as follows:
(c)    The terms and conditions relating to exercise and vesting of an Option or SAR will be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Share ownership objectives by the Participant. Notwithstanding the foregoing, except in the case of a Substitute Award and the Senkypl Option, an Option or SAR granted to any employee shall not become exercisable or vested prior to the first anniversary of the date on which it is granted ; provided, however, that the exercisability and vesting of a Participant’s Options and SARs (i) shall be fully accelerated upon the death of the Participant (and such Options or SARs may be exercised at any time within one year after such death but in no event later than the Expiration Date) to the extent that such Options or SARs are solely subject to time-based service requirements and (ii) may be accelerated (in whole or in part), to the extent permitted by, and subject to such terms and conditions determined by the Committee, in the event of the

Participant’s death, disability, retirement, or involuntary termination or in connection with a change in control.
3.Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment to the Groupon, Inc. 2011 Incentive Plan, as of the date first indicated above.
GROUPON, INC.

By: /s/ Elaine Danigeles
Name: Elaine Danigeles
Title: Interim Head of People
[Signature Page to 2011 Incentive Plan Amendment]